Exhibit 99.1

Nivalis Therapeutics Announces Completion of Enrollment in Second Phase 2

Study of Cavosonstat for Treatment of Cystic Fibrosis

- Study is Evaluating Cavosonstat in Patients Heterozygous for F508del-CFTR and a Gating

Mutation and Being Treated with Kalydeco™

- Data Expected in the First Quarter of 2017

BOULDER, Colo., November 14, 2016 – Nivalis Therapeutics, Inc. (NASDAQ: NVLS), a clinical stage pharmaceutical company focused on treating people with cystic fibrosis (“CF”), today announced completion of enrollment, defined as the last patient enrolled receiving their first study dose, in the second of two Phase 2 clinical studies of cavosonstat (N91115), a novel stabilizer of the cystic fibrosis transmembrane conductance regulator (CFTR) protein. In this study, cavosonstat is being evaluated as add-on therapy to Kalydeco™ (ivacaftor) in adult patients who have one copy of the F508del mutation and a second mutation that results in a gating defect in the CFTR protein. A total of 19 patients have been enrolled in the U.S. and topline results are expected in the first quarter of next year.

“This milestone brings us closer to better understanding the complementary, clinical value of cavosonstat with other CFTR modulators, and in different mutations,” said Jon Congleton, president and chief executive officer of Nivalis. “We are proud to be part of the dedicated research effort within the CF community and those who are working tirelessly to unravel the complexity of modulating mutant CFTR, all with the end goal of improving treatment outcomes for patients and their families.”

Cavosonstat works through a novel mechanism of action called S-nitrosoglutathione reductase (GSNOR) inhibition that is presumed to modulate the unstable and defective CFTR protein responsible for CF. GSNOR inhibition restores GSNO levels, thereby modifying the chaperones responsible for CFTR protein degradation. In preclinical testing, this stabilizing effect was shown to increase and prolong the function of the CFTR protein and may lead to an increase in net chloride secretion. This effect is both complementary and agnostic to other CFTR modulators, like Orkambi™ and Kalydeco.

Study Design

The 12-week, double-blind, randomized, placebo-controlled, parallel group study is designed to investigate the efficacy and safety of 400mg of cavosonstat administered twice daily in adult patients with CF who are heterozygous for F508del-CFTR and a gating mutation that is approved for treatment with Kalydeco. This multicenter study randomized 19 CF patients taking Kalydeco to either cavosonstat or placebo in an approximate four to one ratio.

The primary efficacy endpoint is the within group absolute change from baseline in percent predicted FEV1 in the cavosonstat treatment group. The study includes a 4-week withdrawal and follow-up period once patients have completed 8-weeks of dosing. Results are expected in the first quarter of 2017. For more information on this study, please visit ClinicalTrials.gov and reference Identifier: NCT02724527.N91115.

About Nivalis Therapeutics, Inc.

Nivalis Therapeutics, Inc. (http://www.nivalis.com) is a clinical-stage pharmaceutical company committed to the discovery, development and commercialization of therapeutics for people with CF. In addition to developing innovative solutions intended to extend and improve the lives of people with CF, Nivalis plans to utilize its proprietary GSNOR inhibitor portfolio to develop therapeutics for other diseases.

About Cavosonstat

Cavosonstat works through a novel mechanism of action called GSNOR inhibition that is presumed to modulate the unstable and defective CFTR protein responsible for CF. GSNOR inhibition restores GSNO levels thereby modifying the chaperones responsible for CFTR protein degradation. This stabilizing effect has been shown to increase and prolong the function of the CFTR chloride channel and increase net chloride secretion in preclinical experiments. Nivalis discovered and owns exclusive rights to cavosonstat in the United States (U.S.) and all other major markets, including U.S. composition of matter patent protection until at least 2031. Cavosonstat was granted Orphan Drug and Fast Track designations by the FDA earlier this year. Nivalis Therapeutics has completed clinical studies with cavosonstat, including a Phase 1a dose-escalation safety study in healthy volunteers, and a Phase 1b safety study in people with CF who have two copies of the F508del-CFTR mutation. In preclinical studies, cavosonstat has been shown to increase the function of F508del-CFTR, the mutant protein that is estimated to be present in approximately 86 percent of people with CF in the United States and Europe.

About Cystic Fibrosis

CF is a life-shortening genetic disease that affects an estimated 70,000 people worldwide, predominantly in the United States and Europe, according to the Cystic Fibrosis Foundation (www.cff.org). CF is characterized by a defect in the chloride channel known as the “cystic fibrosis transmembrane conductance regulator,” or CFTR, and is caused by mutations in the CFTR gene.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding statements regarding the timing of completion of and availability of topline clinical results for this trial, Nivalis’ development plans and potential opportunities, and expectations that early stage clinical trials are indicative of later stage clinical trial results or will result in an approved drug. These forward-looking statements are based on management’s current expectations of future events and involve substantial risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by the forward-looking statements. These risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including that preclinical responses may not be predictive of clinical results, delays in the timing of regulatory filings and approvals, delays in the commercialization or availability of lumacaftor/ivacaftor, and other matters that could affect the completion of the clinical development and commercial potential of the company’s product candidates. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Nivalis’ business in general, see the risk factors contained in the company’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2016 and in other reports filed by Nivalis with the Securities and Exchange Commission. All information in this press release is as of the date of this release, and Nivalis undertakes no duty to update or revise this information unless required by law.

Contacts:

Investor Relations

John Graziano

1-646-378-2942

jgraziano@troutgroup.com

Media Relations

Lindsay Rocco

1-862-596-1304

lrocco@elixirhealthpr.com